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EXHIBIT 99.01

        [LETTERHEAD]

FOR IMMEDIATE RELEASE

Press Release

Paul-Son Gaming Corporation, Bourgogne et Grasset
and The Bud Jones Company to Combine

LAS VEGAS, Nevada and Beaune, France

        Paul-Son Gaming Corporation (Nasdaq SmallCap: "PSON"), Etablissements Bourgogne et Grasset SA ("Bourgogne et Grasset") and Bourgogne et Grasset's wholly-owned subsidiary The Bud Jones Company, Inc. ("Bud Jones") today announced that they have entered into a definitive agreement for the combination of the companies. Structured as an exchange agreement, the stockholders of Bourgogne et Grasset will acquire 53.45% of Paul-Son Gaming Corporation in exchange for 100% of the ownership interests in Bourgogne et Grasset. Based on current shares outstanding, an additional 3,969,026 shares of Paul-Son common stock would be issued to the Bourgogne et Grasset stockholders, bringing total shares outstanding upon consummation of the combination from its present 3,456,654 shares to 7,425,680 shares. In addition, Bourgogne et Grasset stockholders will be issued warrants to provide antidilution protection against stock options and other stock conversion rights outstanding at closing. Currently, 378,500 such options and rights are outstanding. In addition, pursuant to the agreement, Paul-Son will acquire 100% of the outstanding shares of Bud Jones. Separately, Paul-Son's controlling stockholder, The Paul S. Endy, Jr. Living Trust, has agreed to sell to the Bourgogne et Grasset stockholders Paul-Son shares which, in combination with those shares to be acquired through the share exchange, would bring the Bourgogne et Grasset stockholders' post-combination ownership to approximately 63.6% of Paul-Son. The transaction will be accounted for on a purchase basis and is expected to be accretive to Paul-Son's earnings.

        Upon consummation of the combination, Bourgogne et Grasset's controlling stockholder, Francois Carrette, would become Chairman of the Board of Paul-Son, Bourgogne et Grasset's Chairman of the Board and Chief Executive Officer, Gerard Charlier, would become President and Chief Executive Officer of Paul-Son, and Paul-Son's current Chairman and Chief Executive Officer, Eric Endy, would become Executive Vice President. Bourgogne et Grasset stockholders would designate four of the seven members of the newly expanded Board and current Paul-Son directors, including Mr. Endy, would hold three of the seats on the Board of Directors.

        "We are very enthusiastic about this combination" said Eric Endy, Chairman of the Board, President and Chief Executive Officer of Paul-Son. Paul-Son, Bourgogne et Grasset and Bud Jones are the leading casino table game manufacturers and suppliers in the industry. "We believe that the combined presence of Paul-Son and Bud Jones in the North American market and that of Bourgogne et Grasset in international markets will provide a powerful force in the casino table game supply industry."

        Bourgogne et Grasset's President and Chief Executive Officer, Gerard Charlier, stated, "This combination has evident strategic benefits which will help us create value for the stockholders of both Bourgogne et Grasset and Paul-Son. It is a great opportunity to build an industry-leading company that can better respond to our customers."

        Paul-Son must submit the combination for approval to its stockholders and anticipates scheduling and holding a special meeting of stockholders in the third or fourth calendar quarter of 2002. Bourgogne et Grasset has received the approval of its Board of Directors and stockholders for the transaction. The transaction must also be approved by several gaming regulatory jurisdictions. All three companies hold a variety of licenses from gaming regulatory jurisdictions throughout the United States, Canada and elsewhere, many of which regulatory agencies must approve the combination transaction. Paul-Son has been formally advised by Nasdaq that the proposed transaction, if consummated, may be considered a "reverse merger" under Nasdaq rules. As a result, the combined company would be required to meet original listing criteria to remain listed on Nasdaq, which the combined company may not meet. In such event, Paul-Son may consider applying for a listing on the Pacific Stock Exchange.

        Bourgogne & Grasset is a privately-held gaming manufacturer based in Beaune, France. It was founded in 1923 and had unaudited consolidated revenues of approximately $23.4 million for the 12 months ended December 31, 2001. Its subsidiary, Bud Jones, is a Las Vegas based gaming manufacturer which was founded in 1965.

        Statements in this release regarding Paul-Son Gaming Corporation, which are not historical facts, are "forward looking" statements under the Private Securities Litigation Reform Act of 1995. These matters involve risks and uncertainties, including pre-closing risks, occurrences of material adverse events that would delay or prevent the closing, failure to obtain certain regulatory approvals, the failure to obtain Paul-Son stockholder approval, the potential delisting of Paul-Son from Nasdaq SmallCap, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to casino table game industry and manufacturers thereof and uncertainties generally associated with the development in manufacturing of casino table game equipment and supplies. Historical results achieved are not necessarily indicative of future prospects of Paul-Son. More information on the factors that could affect Paul-Son's business and its financial results are included in its annual report on Form 10-K/A and other public filings made with the Securities and Exchange Commission. For more information on Paul-Son Gaming Corporation, visit Paul-Son's website at http://www.paulsongaming.com.

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EXHIBIT 99.01